Exhibit 99.2

March 13, 2007

Ms. Karen Rogge

[***]

Dear Karen:

We are pleased to offer you a position with Extreme Networks (the “Company”) as Senior Vice President, Chief Financial Officer and corporate officer, reporting to me, Mark Canepa. Should you decide to join us, you will receive a semi-monthly salary of $14,583.33 (which would equal $350,000 on an annualized basis), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures. In addition, you will receive a deferred sign-on bonus of $25,000, less applicable taxes and withholdings, upon completion of your first 175 consecutive days of employment with the Company.

As Senior Vice President and Chief Financial Officer, you will also be eligible to participate in the FY07 Executive Bonus Plan (EIP) with an annual target of $210,000, reflecting 60% of your base salary. For FY07 this bonus plan can have a payout as high as 1.5X of Target if certain objectives are achieved. This annual target amount will be pro-rated by your amount of time as a regular employee in your first fiscal year of participation in the plan (FY2007). The pro-rata EIP target bonus will be paid if you and the Company meet established performance objectives tied to Revenue Attainment, Employee Attrition and Operating Profit performance. Details of the fiscal year 2007 Executive Incentive Program will be provided to you after you begin your employment with the Company. The Company retains the right to change or amend the EIP at any time. Given that you will be joining the company late in FY07 and therefore have limited ability to materially affect its results for that Fiscal Year, the pro-rata FY07 EIP bonus will be paid to you at the Target Rate, subject to you starting with the company no later than April 2nd, 2007. For FY08 we expect to have a payout as high as 2X target for your position subject to the Board of Director’s approval of the FY08 compensation structure.

As a Company employee, you are also eligible to receive certain employee benefits including stock options. Subject to the approval of the Board of Directors, you will be granted a one-time option to acquire 450,000 (Four hundred fifty thousand) shares of Common Stock. The exercise price of these shares will be equal to the closing price of the Common Stock on the date determined by the Board of Directors. We anticipate that this grant will occur as of a date following our next financial press release. One-fourth (1/4) of these shares will vest one year from your date of hire, provided that you are still employed by the Company at that time. The remaining shares will vest monthly over the following three years, at a rate of 1/48th of the entire option each month, so long as your employment with the Company continues. Alternatively, you may choose to receive a one-time grant of Restricted Stock at a conversion rate of 1 (one) share of Restricted Stock per 3 (three) option shares in lieu of 150,000 (one hundred fifty thousand) of the 450,000 (Four hundred fifty thousand) option shares. The Restricted Stock will be subject to grant by the Board of Directors, and the Restricted Stock will be issued when the Company is back in compliance with our SEC filing obligations. The grant will vest 50% at the two year anniversary of the anniversary [sic] of your date of hire and an additional 25% at the three and four year anniversaries of your date of hire. All vesting and rights to exercise under any Options or Restricted Stock offered hereunder will be subject to your continued employment with the Company at the time of vesting. You must make the fungible election in writing to me on or before your date of hire.

The Company also has a policy of providing a Change in Control Severance Plan for its executive officers in the event of an acquisition of the Company. Those provisions will be set forth in your Executive Change in Control Severance Agreement and will be the same as those currently in effect for the other executive officers of the company. A copy of the Plan document has been enclosed for your information.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

The Company also agrees that you will have a severance arrangement as follows: In the event that you are terminated by the Company at any time other than for cause, the Company will pay you the equivalent of six (6) months base salary. Termination for cause would include but is not limited to, incidences of fraud or commission of a felony, failure to attend work on a regular basis, a material breach of the Company’s policies or failure to follow a specific written instruction from the President, CEO or the Board of Directors. You agree that as a condition to receiving such payment, you will sign a release of claims.

In the event of any dispute of claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, and claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at ww.adr.org. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury. Notwithstanding the above, however, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

This offer is contingent upon your signing the enclosed Employee Inventions and Proprietary Rights Assignment Agreement, and upon your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring this documentation, such as a passport or driver’s license and an original social security card, to your Employee Orientation. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

NOTE: This offer is also contingent upon satisfactory completion of a background investigation. This background investigation will consist of the verification of prior employment, social security number confirmation, education (if resume or application states that a degree was completed); DMV check and a criminal background investigation. If the results of the background investigation are not satisfactory, or it is found that you falsified or did not disclose relevant information on your application, the Company reserves the right to withdraw this offer or terminate your employment.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to [***] in our HR Department at Extreme Networks at 3585 Monroe Street, Santa Clara, CA 95051. A duplicate original is in enclosed for your records. This offer of employment, if not accepted, will expire at 5:00PM PDT on March 19, 2007. Based on our discussions, it is anticipated that you will begin employment no later than April 2, 2007.

Upon accepting our offer, all new employees will receive a benefits package. If you have any benefit related questions, please contact [***] at [***].

Karen, we look forward to welcoming you to Extreme Networks and we believe you will make an important contribution to the Company, in what should be a rich and rewarding experience. If you have any questions, please feel free to contact me at [***].

Sincerely,

/s/ Mark Canepa
EXTREME NETWORKS INC.
Mark Canepa
President and CEO

I agree and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/s/ Karen Rogge	March 13, 2007
Karen Rogge	Date

My start date will be

April 2, 2007

[*** Each item denoted with three asterisks in this document is immaterial contact information that has been redacted for purposes of personal privacy.]